SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                            GRC INTERNATIONAL, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            GRC INTERNATIONAL, INC.
                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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

FROM:   Gary Denman, President and CEO, GRC International
TO:     All GRC International Employees
DATE:   Oct. 16, 1998

On September 30, thanks to all your excellent and hard work, GRCI completed one of the most successful quarters we have had in a long time. Revenues were up 35 percent, earnings before taxes and interest rose 50 percent, earnings after interest doubled, and net income doubled. This news was so compelling that the Dow Jones Newswire interviewed me yesterday on the details of our operational and financial performance. These interviews are rare and most companies never have the opportunity to do even one interview. Because of your remarkable accomplishments over the past year, we have had two of these interviews within six months. This speaks very highly of GRCI. Congratulations.

The result of this interview was a news story that was distributed yesterday to newspapers and investors across the nation and includes details on quarterly financial results. Because the story was so positive, we have obtained permission from Dow Jones to share it with GRCI employees and it is available (to employees only) on the GRCInet at:
http://grcinet.grci.com/inet/interest/dj1015.shtml

(Please note that Dow Jones' permission to use this article is restricted to internal distribution only and should not be reproduced in any way.)

As many of you are fellow GRCI shareholders, I also wanted to talk with you about the recent distribution of our new annual report and proxy, copies of which you have probably already received in the mail. In my letter to shareholders, I state the company's long-term objectives and what benchmarks we have identified to track our progress. This all focuses on my vision of the company, which is to continue building GRC International as a strong, preeminent, independent professional and technical services company.

If you have not read the 1998 GRC International Annual Report, I urge you to do so. It sets forth the objectives that all our efforts should be directed towards.

As you read through the proxy, you will see several items that are new. First, you will see that the board of directors is reducing its own membership from 12 directors to seven. We are doing this because we want the Board to be as flexible and responsive as the company we oversee. I applaud this move and look forward to working with this new, tight-knit group in the coming years.

Second, at the end of the proxy, there are also two proposals submitted by two individual shareholders. One proposal seeks elimination of provisions that provide for the election of our board on a staggered-year basis. In other words, they want the entire board to be up for election annually. The second proposal seeks the elimination of the Shareholder Rights Plan.

The board and I believe that electing directors by classes ensures continuity and stability in the management of the company. The company will benefit from the directors' solid knowledge of GRCI's business strategies, their informed oversight, and their long-term strategic commitment to enhancing shareholder value.

The Board and I feel equally as strong in our opposition to the elimination of the Shareholder Rights Plan. It is a fundamental negotiating tool that most companies have. It inhibits abusive conduct and is designed to protect against practices that do not treat all shareholders equally. GRCI's board believes the Shareholder Rights Plan strengthens the company's negotiating power, and positions the board to negotiate in the shareholders' best interest.

Above all, continuing both the shareholder rights plan and staggered board are essential to assure our key customers who are very sensitive to national security issues that the management of GRCI is stable and free from conflict on security matters.

GRCI management and the overwhelming majority of the board are opposed to these proposals. I urge you to read these proposals for yourself, then read the response of the board and support their opposition by voting AGAINST the proposals, which are items 3 and 4 our your proxy card.

Thank you again for making GRC International successful. I look forward to many more good results to come.